Exhibit 99.1

HL Acquisitions Corp Shareholders Approve Extension of the Date to Consummate Business Combination

New York, NY—October 2, 2020– HL Acquisitions Corp. (Nasdaq: HCCH) (“HL” or the “Company”) announced that at a meeting held earlier today shareholders approved a proposal to extend the date by which the Company has to consummate a business combination from October 2, 2020 to January 2, 2021 (the “Extension Amendment Proposal”). The purpose of the Extension Amendment Proposal is to allow the Company more time to complete its previously announced business combination with Fusion Welcome – Fuel, S.A. (“Fusion”), an innovator in the rapidly developing Green Hydrogen sector.

Commenting on the results of the meeting, Jeffrey Schwarz, HL’s Chairman and CEO said, “we are pleased with the strong support our shareholders have provided, with approximately 99.9% of the votes cast for approval of the Extension Amendment Proposal. I know the logistics of the voting process presented a challenge for some of our European shareholders, many of whom went to great lengths to vote, and if unable to do so, to at least convey to us their support for the proposal. For these efforts we are most grateful.

Fusion Fuel Green Limited, which assuming consummation of our previously announced business combination, will be the parent company of both HL and Fusion, filed an amended registration statement with the Securities and Exchange Commission (“SEC”) on September 21st. Our hope is for that registration statement to soon be cleared by the SEC, enabling HL to schedule a special meeting of the Company’s shareholders to vote to approve the business combination.”

Forward looking statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “may,” “will,” “should,” “potential,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve known and unknown risks, uncertainties, assumptions and other important factors, which may be outside of HL’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statement. Shareholders are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date of this press release.

Contact:

Jeffrey E. Schwarz

Chief Executive Officer

HL Acquisitions Corp.

(212) 486-8100